Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces Construction Financing for Project at the

U.S. Navy Submarine Base in Groton, Connecticut

•	$23 million construction financing facility to support the 7.4 MW power plant being constructed for the U.S. Navy Submarine Base in Groton, CT
•	Financing provided by Fifth Third Bank, a new banking relationship for FuelCell Energy

DANBURY, CT – March 4, 2019- - FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today announced the signing of a construction financing facility with Fifth Third Bank. The proceeds will be used by FuelCell Energy to finance the construction, installation and commissioning of the fuel cell power plant being built by the Company at the U.S. Navy Submarine Base located in Groton, Connecticut. The facility structure provides for aggregate principal commitments of up to $23 million. The initial draw amount under this facility, funded at closing, was approximately $10 million.

This financing enables the installation of two SureSource 4000™ power plants for the long-term supply of power. These power plants, with total output of 7.4 megawatts and located on the submarine base will supply an existing electrical substation of the Connecticut Municipal Electric Energy Cooperative (CMEEC) and Groton Utilities under a 20-year power purchase agreement. The fuel cell plant is part of a multifaceted plan to provide new power resources and add resiliency and grid independence to key military installations.

“This construction financing facility marks another important step for FuelCell Energy as we work to bring in cost efficient capital to support our project development and ownership. Fifth Third is a new financing partner for FuelCell Energy, and we certainly look forward to growing our relationship with Fifth Third further as we move forward,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy.

In conjunction with this loan closing, the Company also obtained commitment letters for $23.0 million of 15-year term financing to be funded upon completion of construction, subject to negotiation and execution of definitive agreements, lender due diligence, and customary closing conditions. This financing will be provided by a consortium of banks. The Connecticut Green Bank and Inclusive Prosperity Capital, a spinout and strategic partner of the Green Bank, were engaged to source the construction and permanent financing for this project.

“We are pleased to have run a successful process for FuelCell Energy, securing competitive bank financing for this project,” said Bert Hunter Chief Investment Officer, Connecticut Green Bank. “This financing demonstrates FuelCell Energy’s ability to attract traditional project finance capital long available for solar PV, wind and hydroelectric power plants. With its vital resiliency and clean energy benefits to the CMEEC, the Navy subbase and Connecticut, we look forward to supporting the completion and operation of the project over the next fifteen plus years.”

SureSource™ power plants solve energy, environmental and business-related power generation challenges by providing ultra-clean, efficient and reliable distributed power generation.  The fuel cells combine a fuel such as renewable biogas, directed biogas or clean natural gas with oxygen from the ambient air to efficiently produce ultra-clean electricity and usable high-quality heat via an electrochemical process. Customers benefit with operating cost reductions delivered in a manner that supports sustainability goals and enhances power reliability. With high availability and capacity factors, fuel cell power plants make meaningful contributions to Renewable Portfolio Standard targets.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers state-of-the-art fuel cell power plants that provide environmentally responsible solutions for various applications such as utility-scale and on-site power generation, carbon capture, local hydrogen production for both transportation and industry, and long duration energy storage. Our systems cater to the needs of customers across several industries, including utility companies, municipalities, universities, government entities and a variety of industrial and commercial enterprises. With our megawatt-scale SureSource™ installations on three continents and with more than 8.0 million megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell distributed power solutions. Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact:	Contact: FuelCell Energy 203.205.2491 ir@fce.com Source: FuelCell Energy

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